Exhibit 10.2

14000 Technology Drive
Eden Prairie, MN  55344
952-937-4000
May 20, 2020

Mr. Randy Martinez
[Address Omitted]

Dear Randy,

Congratulations! On behalf of MTS Systems Corporation (“MTS”), I am pleased to confirm our verbal offer to you for the temporary full-time exempt position of Interim President and CEO. This position will report the MTS Board of Directors with primary work direction from David Anderson and will be based in Eden Prairie, MN.

Employment Date: May 23, 2020
Compensation:  Your starting salary will be $720,000 annually, less applicable withholding, and paid bi-weekly in accordance with MTS' payroll procedures. You have voluntarily agreed to reduce your base pay by 20% beginning on your start date through the end of the fiscal year or if extended as previously agreed to by the Board of Directors. This reflects a temporary salary of $576,000 annually.
Equity Compensation:  You will receive an equity grant equal in value of $450,000. The date of grant will be the 15th of the month after your month of hire. It will be provided in the form of 100% Restricted Stock Units. You will also receive monthly grants of Restricted Stock Units in the amount of $150,000 per month commencing on September 15, 2020, and continuing until the appointment of a full-time, permanent President and CEO. All Restricted Stock Units will vest at the earlier of the first anniversary of your appointment as Interim President and CEO or upon the appointment of a full-time, permanent President and Chief Executive Officer.
Health & Welfare Benefits:  On your first day of employment, you will be eligible to enroll in many insurance programs including Medical, Preventive Vision, Dental, Life Insurance, and Short and Long-Term Disability as well as tax-advantaged savings plans to include (FSA) Flexible Spending and (HSA) Health Savings Accounts. A comprehensive description of these benefits will be provided to you when your employment commences.
Click here to access the MTS benefits app to learn more about MTS benefits.
Employee Notice:

▪	Employment Status: Exempt

◦	☒ Executive ☐ Professional ☐ Administrative ☐ Other: ____________________

▪	Paid by: Salary

▪	Number of days in the pay period: 14

▪	Regular Scheduled Pay Day: Every Other Thursday

◦	Date Employee Will Receive First Payment of Wages: June 11, 2020

▪	Allowances for Meals or Lodging: As agreed by Board of Directors

▪	Paid Time Off: None

Deductions that may be made from employee’s pay: employment taxes and withholdings; insurance premiums,; uniform costs; garnishments/attachments; and any other amount the company is permitted by law to withhold from your wages (including Minn. Stat. § 181.79).

Executive Plan: Since you will be classified as a temporary employee you will not be considered eligible as a participant under the Executive Change in Control Severance Plan and Executive Severance Plan.
IMPORTANT:  This offer is contingent upon your ability to provide documentary proof of your identity and eligibility to work in the United States.  By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by any applicable law or current or former employer.  You also confirm that you will inform MTS about any such restrictions and provide MTS with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.  You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to MTS without written authorization from your current or former employer.  If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. You also confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from MTS to another employer.
While I have every expectation that you will have a successful career with us, I must remind you that your employment with MTS is on an "at will" basis, which means that either of us may choose to terminate your employment at any time, with or without notice and without compensation except for time worked.  Accordingly, nothing in this offer letter should be construed as creating a contract of employment, or employment for a specified term. Also, of course, all compensation, benefits and other terms of employment are subject to change from time to time, as MTS determines.
If you find this offer to be acceptable, then please sign this letter below and return it with the enclosed forms to the undersigned.
Sincerely,

Amanda Daniel
SVP and Chief Human Resources Officer
[Phone Number Omitted]

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with MTS, that the employment offered is "at will" as described above, that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and that there are no other terms expressed, or implied.  The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of MTS, at any time, can constitute a contract of employment or employment for any specific duration, other than a document signed by an authorized company representative.

Accepted:	/s/ RANDY J. MARTINEZ
Randy J. Martinez
Date:	May 21, 2020